As filed with the Securities and Exchange Commission on November 8, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Primo Brands Corporation

(Exact name of registrant as specified in its charter)

Delaware	99-3483984
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1150 Assembly Drive, Suite 800, Tampa, Florida 33607	900 Long Ridge Road, Building 2 Stamford, Connecticut 06902

(Address of Principal Executive Offices)(Zip Code)

Primo Brands Corporation Equity Incentive Plan

Primo Brands Employee Share Purchase Plan

Legacy Primo Water Corporation Equity Incentive Plan

Legacy Primo Water Corporation 2018 Equity Incentive Plan

Restricted Stock Unit Award Agreement (Inducement Grant) dated January 2, 2024

Primo Water Deferred Compensation Program

(Full title of the plan)

Marni Morgan Poe

General Counsel and Corporate Secretary

1150 Assembly Drive, Suite 800

Tampa, Florida 33607

(Name and address of agent for service)

(813) 544-8515

(Telephone number, including area code, of agent for service)

Copies to:

Jason M. Licht R. Charles Cassidy III Latham & Watkins LLP 555 Eleventh Street, NW, Suite 1000 Washington, D.C. 20004 (202) 637-2200	Matthew H. Meyers Faegre Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, Pennsylvania 19103 Tel.: (215) 988-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

On June 16, 2024, Primo Brands Corporation (formerly Triton US HoldCo, Inc., the “Company”) entered into an arrangement agreement and plan of merger (as amended, the “Arrangement Agreement”) with Primo Water Corporation (“Primo Water”), Triton Water Parent, Inc. (“BlueTriton”), Triton Merger Sub 1, Inc., formerly a wholly-owned subsidiary of the Company (“Merger Sub”), and 1000922661 Ontario Inc., formerly a wholly-owned subsidiary of the Company (“Amalgamation Sub”). Pursuant to the Arrangement Agreement: (i) Amalgamation Sub, by way of a court-approved statutory plan of arrangement pursuant to the provisions of the Business Corporations Act (Ontario), acquired all of the issued and outstanding common shares of Primo Water in exchange for shares of the Company, followed immediately by an amalgamation of Primo Water and Amalgamation Sub, with Primo Water surviving as a wholly-owned subsidiary of the Company (the “Arrangement”); (ii) immediately following the Arrangement, Merger Sub was merged with and into BlueTriton (the “Merger”), with BlueTriton surviving the Merger as a wholly-owned subsidiary of the Company; (iii) immediately following the Merger, and as part of one integrated transaction with the Merger, BlueTriton, as the surviving company in the Merger, was merged with and into the Company (the “Subsequent Merger” and, together with the Merger, the “Mergers” and, collectively with the Arrangement, the “Transaction”), with the Company as the surviving corporation in the Subsequent Merger; and (iv) as a result of the Transaction, Primo Water and Triton Water Intermediate, Inc., formerly a wholly-owned subsidiary of BlueTriton, are wholly-owned subsidiaries of the Company. The Transaction was consummated on November 8, 2024.

In connection with the Transaction, the Company changed its name to Primo Brands Corporation and the board of directors and sole stockholder of the Company adopted the Primo Brands Corporation Equity Incentive Plan, the Primo Brands Corporation Employee Share Purchase Plan, the Legacy Primo Water Corporation Equity Incentive Plan, the Legacy Primo Water Corporation 2018 Equity Incentive Plan and the Restricted Stock Unit Award (Inducement Grant) issued to Robbert Rietbroek (collectively, the “Plans”) and assumed the associated outstanding Legacy Primo awards under such plans. This Registration Statement is being filed by the Company in connection with the registration of common stock of the Company issuable to eligible employees of the Company or its subsidiaries in accordance with future grants or issuances under the Plans and/or outstanding awards granted under the Plans that were assumed by the Company in the Transaction. This Registration Statement on Form S-8 also registers Deferred Compensation obligations authorized for issuance under the Primo Water Deferred Compensation Program.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Legacy Primo Water Corporation Equity Incentive Plan, Legacy Primo Water Corporation 2018 Equity Incentive Plan, Primo Brands Corporation Equity Incentive Plan, Primo Brands Corporation Employee Share Purchase Plan, and to the recipient of the Restricted Stock Unit Award (Inducement Grant) issued to Robbert Rietbroek covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our,” and the “Registrant,” or similar references, refer to Primo Brands Corporation unless otherwise stated or the context otherwise requires.

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	the Company’s Current Report on Form 8-K filed with the SEC on November 8, 2024; and

(b)

the description of the Company’s Class A common stock, par value $0.01 per share (the “Class A common stock”), contained in the registration statement on Form 8-A filed by the Company on November 8, 2024, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement (except for any portions of such Current Reports on Form 8-K furnished pursuant to Item 2.02 and/or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into the Registration Statement and to be a part thereof from the date of the filing of such documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such person’s heirs, executors, and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, the Company’s certificate of incorporation limits the liability of its directors to the fullest extent permitted by the DGCL, and its bylaws provide that the Company will indemnify them to the fullest extent permitted by such law. The Company has entered into and expects to continue to enter into agreements to indemnify its directors, executive officers, and other employees as determined by the Company’s board of directors. Under the terms of such indemnification agreements, the Company is required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the State of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the Company or was serving at the Company’s request in an official capacity for another entity. The Company must indemnify its officers and directors against all reasonable fees, expenses, charges, and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending, or threatened action, suit, claim, or proceeding, whether civil, criminal, administrative, or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require the Company, if so requested, to advance all reasonable fees, expenses, charges, and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by the Company. Any claims for indemnification by the Company’s directors and officers may reduce our available funds to satisfy successful third-party claims against the Company and may reduce the amount of money available to it.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Primo Brands Corporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 8, 2024).

4.2	Amended and Restated Bylaws of Primo Brands Corporation (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on November 8, 2024).

5.1*	Opinion of Latham & Watkins LLP.

Exhibit No.	Description

5.2*	Opinion of Faegre Drinker Biddle & Reath LLP

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2*	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.2).

23.3*	Consent of PricewaterhouseCoopers LLP.

23.4*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (included on the signature page hereto).

99.1	Primo Brands Corporation Equity Incentive Plan (incorporated by reference to Exhibit 10.10 of the Company’s Current Report on Form 8-K filed with the SEC on November 8, 2024).

99.2	Primo Brands Corporation Employee Share Purchase Plan (incorporated by reference to Exhibit 10.11 of the Company’s Current Report on Form 8-K filed with the SEC on November 8, 2024).

99.3	Legacy Primo Water Corporation 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.12 of the Company’s Current Report on Form 8-K filed with the SEC on November 8, 2024).

99.4	Legacy Primo Water Corporation Equity Incentive Plan (incorporated by reference to Exhibit 10.13 of the Company’s Current Report on Form 8-K filed with the SEC on November 8, 2024).

99.5	Form of Restricted Share Unit Award Agreement with Time-Based Vesting under the Legacy Primo Water Corporation Equity Incentive Plans (incorporated by reference to Exhibit 10.14 of the Company’s Current Report on Form 8-K filed with the SEC on November 8, 2024).

99.6	Form of Restricted Share Unit Award Agreement with Performance-Based Vesting under the Legacy Primo Water Corporation Equity Incentive Plans (incorporated by reference to Exhibit 10.15 of the Company’s Current Report on Form 8-K filed with the SEC on November 8, 2024).

99.7	Form of Nonqualified Stock Option Agreement under the Legacy Primo Water Corporation Equity Incentive Plans (incorporated by reference to Exhibit 10.16 of the Company’s Current Report on Form 8-K filed with the SEC on November 8, 2024).

99.8	Form of Nonqualified Stock Option Agreement under the Legacy Primo Water Corporation 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.17 of the Company’s Current Report on Form 8-K filed with the SEC on November 8, 2024).

99.9	Form of Restricted Share Unit Award Agreement, by and between Primo Water Corporation and Robbert Rietbroek (incorporated by reference to Exhibit A of Exhibit 10.1 to Primo Water Corporation’s Current Report on Form 8-K filed on November 15, 2023).

99.10	Primo Water Corporation Nonqualified Deferred Compensation Plan (incorporated by reference to Exhibit 4.1 of Primo Water’s Registration Statement on Form S-8 filed with the SEC on April 15, 2022).

107.1*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(A)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 8th day of November, 2024.

Primo Brands Corporation

By:	/s/ Marni Morgan Poe
Marni Morgan Poe
General Counsel

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints each of David Hass and Marni Morgan Poe as such person’s true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or such person’s substitute or substitutes, lawfully may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 8th, 2024.

Signature	Title

/s/ Robbert Rietbroek Robbert Rietbroek	Chief Executive Officer and Director (Principal Executive Officer)

/s/ David Hass David Hass	Chief Financial Officer (Principal Financial Officer)

/s/ Jason Ausher Jason Ausher	Chief Accounting Officer (Principal Accounting Officer)

/s/ C. Dean Metropoulos C. Dean Metropoulos	Non-Executive Chairman and Director

/s/ Kurtis Baker Kurtis Baker	Director

/s/ Britta Bomhard Britta Bomhard	Director

/s/ Susan E. Cates Susan E. Cates	Director

/s/ Michael Cramer Michael Cramer	Director

/s/ Eric J. Foss Eric J. Foss	Director

/s/ Jerry Fowden Jerry Fowden	Director

/s/ Tony W. Lee Tony W. Lee	Director

/s/ Billy D. Prim Billy D. Prim	Director

/s/ Kimberly Reed Kimberly Reed	Director

/s/ Joseph Rosenberg Joseph Rosenberg	Director

/s/ Allison Spector Allison Spector	Director

/s/ Steven P. Stanbrook Steven P. Stanbrook	Director